As filed with the Securities and Exchange Commission on December 23, 2025

Registration No. 333-281821

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCISPARC LTD.

(Exact name of registrant as specified in its charter)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 Raul Wallenberg Street, Tower A, Tel Aviv 6971916, Israel Tel: (+972) (3) 610-3100	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2, or the Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-281821), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on September 5, 2024. The Registration Statement originally covered the offer and sale of up to 1,000,000 ordinary shares, no par value, or Ordinary Shares (after giving effect to our 1-for-21 reverse share split of our issued and outstanding Ordinary Shares effected prior to the start of trading on Nasdaq on July 3, 2025), by YA II PN, LTD., a Cayman Islands exempt limited partnership, or YA or the Selling Shareholder. The Selling Shareholder is a fund managed by Yorkville Advisors Global, LP.

The information included in this filing updates and supplements the Registration Statement and the prospectus contained or incorporated therein. No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the offer and sale of Ordinary Shares held by YA.

All filing fees payable to the SEC in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement or prior amendments thereto.

The information in this prospectus is not complete and may be changed.  The Selling Shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 23, 2025

Up to 981,181 Ordinary Shares

SciSparc Ltd.

This prospectus relates to the offer and sale of up to 981,181 of our ordinary shares, no par value, or the Ordinary Shares, by YA II PN, LTD., a Cayman Islands exempt limited partnership, or YA or the Selling Shareholder. The Selling Shareholder is a fund managed by Yorkville Advisors Global, LP.

On January 21, 2024, we entered into a Standby Equity Purchase Agreement, as amended on February 26, 2024, or the SEPA, with the Selling Shareholder, which provided for the sale of up to $20.0 million of our Ordinary Shares. Of the $20.0 million eligible to be sold pursuant to the SEPA, or the Commitment Amount, to date we have sold 276,098 Ordinary Shares, which includes 2,633 of our Ordinary Shares, or the Commitment Shares, which we issued in satisfaction of the payment of the commitment fee amount of $200,000. On February 27, 2024, we filed a Registration Statement on Form F-1 (File No. 333-277394) to register 257,280 of our Ordinary Shares to be offered and sold by the Selling Shareholder in connection with the SEPA, which was originally declared effective by the Securities and Exchange Commission, or SEC, on March 6, 2024, or the Original SEPA Form F-1. As of the date of this prospectus, 276,098 Ordinary Shares were sold pursuant to the Original SEPA Form F-1 and the Registration Statement on Form F-1, of which this prospectus forms a part, or the Registration Statement, relates to the offer and sale of up to an additional 981,181 Ordinary Shares by the Selling Shareholder in connection with the SEPA.

In connection with the SEPA, we may request pre-paid advances of the Commitment Amount, in an amount up to $5.0 million, each a Pre-Paid Advance. Each Pre-Paid Advance will be evidenced by a promissory note, each, a Promissory Note. Each Promissory Note will fully mature 24-months following its issuance and shall accrue interest on the outstanding principal balance thereon at a rate of 5% per annum, increasing to 18% per annum upon an Event of Default (as defined in the Promissory Note). Beginning 150 days after the issuance of a Promissory Note, we shall pay to YA a monthly installment payment of 10% of the original principal amount of the Promissory Note and accrued interest, payable in cash or by submitting an Advance Notice (as defined in the SEPA), where YA will offset the amount due to be paid to us under such notice against an equal amount of the monthly installment amount, at our option. If we elect to pay in cash, the installment amount shall also include a payment premium in the amount of 5% of the principal amount of the installment payment. The Promissory Note contains our customary representations and warranties and Events of Default.

The Ordinary Shares being offered by the Selling Shareholder may be issued pursuant to the SEPA. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Ordinary Shares by the Selling Shareholder. However, we may receive up to $12.3 million in aggregate gross proceeds from sales of our Ordinary Shares to the Selling Shareholder that we may make under the SEPA, from time to time after the date of this prospectus. The shares that may be offered pursuant to this prospectus would be purchased by the Selling Shareholder pursuant to the SEPA at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to the Selling Shareholder.

The Selling Shareholder may sell the Ordinary Shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the Ordinary Shares by the Selling Shareholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred to register under the Securities Act the offer and sale of the Ordinary Shares included in this prospectus by the Selling Shareholder. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “SPRC”. On December 22, 2025, the last reported sale price of our Ordinary Shares on Nasdaq was $1.49 per share.

Investing in our securities involves risk. See “Risk Factors” beginning on page 4 of this prospectus and “Item 3. — Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, or the 2024 Annual Report, incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the SEC nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2025

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder have authorized anyone to provide you with information that is different. The Selling Shareholder is offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “SciSparc” refer to SciSparc Ltd. and its consolidated subsidiaries.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

On July 3, 2025, we completed a reverse split of our share capital in the ratio of 21:1, or the Reverse Split. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Reverse Split.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report financial information under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board and none of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Ordinary Shares. Before you decide to invest in our Ordinary Shares, you should read the entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes thereto and the other information incorporated by reference herein.

Our Company

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, through our majority owned subsidiary NeuroThera Labs Inc., or NeuroThera, we are currently engaged in the following development programs based on Δ9-tetrahydrocannabinol, or THC, and/or non-psychoactive cannabidiol, or CBD, and/or other cannabinoid receptors, agonists: SCI-110 for the treatment of Tourette syndrome, or TS, and for the treatment of Alzheimer’s disease and agitation; and SCI-210 for the treatment of Autism Spectrum Disorder, or ASD, and Status Epilepticus, or SE. We also have a majority-owned subsidiary, held by NeuroThera, whose business focuses on the sale of hemp seed oil-based products and others on Amazon Marketplace.

SCI-110 is a proprietary drug candidate based on two components: (1) THC, which is the major cannabinoid molecule in the cannabis plant, and (2) CannAmide™, a proprietary Palmitoylethanolamide, or PEA, formulation. PEA is an endogenous fatty acid amide that belongs to the class of nuclear factor agonists, which are molecules that regulate the expression of genes. We believe that the combination of THC and PEA may induce a reaction known as the “sparing effect,” which has strong potential to treat various diseases of the central nervous system such as TS and Alzheimer’s disease and agitation.

SCI-210 is a proprietary drug candidate based on two components: (1) CBD, and (2) CannAmide™. We believe that the combination of CBD and PEA may also induce a sparing effect reaction, which has strong potential to treat various diseases such as ASD and SE.

Standby Equity Purchase Agreement with YA

On January 21, 2024, we entered into the SEPA with YA, as amended on February 26, 2024. Pursuant to the SEPA, we will be able to sell up to $20.0 million of our Ordinary Shares, at our sole option, any time during the three-year period following the execution date of the SEPA. Of the Commitment Amount, to date we have sold 276,098 Ordinary Shares. Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to YA, or the Advance Price. Any sale of Ordinary Shares pursuant to the SEPA is subject to certain limitations, including that YA is not permitted to purchase any Ordinary Shares that would result in it owning more than 9.99% of our Ordinary Shares.

Subject to certain conditions precedent as described in the SEPA, we may request Pre-Paid Advances. Each Pre-Paid Advance will be evidenced by a Promissory Note. Each Promissory Note will fully mature 24-months following its issuance and shall accrue interest on the outstanding principal balance thereon at a rate of 5% per annum, increasing to 18% per annum upon an Event of Default (as defined in the Promissory Note). Beginning 150 days after the issuance of a Promissory Note, we shall pay to YA a monthly installment payment of 10% of the original principal amount of the Promissory Note and accrued interest, payable in cash or by submitting an Advance Notice, where YA will offset the amount due to be paid to us under such notice against an equal amount of the monthly installment amount, at our option. If we elect to pay in cash, the installment amount shall also include a payment premium in the amount of 5% of the principal amount of the installment payment. The Promissory Note contains our customary representations and warranties and Events of Default.

We are not obligated to utilize any of the $20.0 million available under the SEPA and there are no minimum commitments or minimum use penalties. The total amount of funds that ultimately can be raised under the SEPA over the three-year term will depend on the market price for the Ordinary Shares and the number of Ordinary Shares actually sold. The SEPA does not impose any restrictions on our operating activities. During the term of the SEPA, YA, and its affiliates, are prohibited from engaging in any short selling or hedging transactions related to the Ordinary Shares.

In addition, we also agreed to pay YA a commitment fee equal to $200,000, or 1.0% of the aggregate amount available to be sold under the SEPA, as consideration for its irrevocable commitment to purchase our Ordinary Shares under the SEPA, payable in an amount of our Ordinary Shares equal to $200,000 divided by the daily volume-weighted average price of the Ordinary Shares on the trading day immediately prior to the SEPA and also agreed to pay to YA a structuring fee in the amount of $10,000. As satisfaction of the commitment fee, we issued 55,293 of our Ordinary Shares as the Commitment Shares to YA.

Pursuant to the SEPA, we are required to register resales of the Ordinary Shares eligible to be sold pursuant to the SEPA and Commitment Shares, collectively referred to as the Registrable Shares. We filed the Original SEPA Form F-1 on February 27, 2024, which was originally declared effective by the SEC on March 6, 2024.We originally filed the Registration Statement, of which this prospectus forms a part, in order to register resales of up to an additional 21,000,000 Ordinary Shares under the SEPA on August 28, 2024, which was originally declared effective on September 5, 2024. We shall not have the ability to request any further advances under the SEPA until the post-effective amendment to the Registration Statement, of which this prospectus forms a part, is declared effective.

As of the date of this prospectus, we have received $6,298,840 in gross proceeds under the SEPA from sales made to YA pursuant to the SEPA.

Company Information

Our legal and commercial name is SciSparc Ltd. We were incorporated in the State of Israel on August 23, 2004, and are subject to the Israeli Companies Law, 5759-1999, or the Companies Law.

Our Ordinary Shares are listed on Nasdaq under the symbol “SPRC”. Our principal executive offices are located at 20 Raul Wallenberg St., Tower A, 2nd Floor, Tel Aviv 6971916 Israel. Our telephone number in Israel is: +972 (3) 717 5777. Our website address is http://www.scisparc.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

THE OFFERING

Ordinary Shares currently outstanding	3,288,998 Ordinary Shares.

Ordinary Shares offered by the selling shareholder	Up to 981,181 Ordinary Shares that we may sell to YA under this SEPA from time to time.

Ordinary Shares to be outstanding after this offering(1)	4,270,179 Ordinary Shares, assuming the sale of a total 981,181 Ordinary Shares to YA pursuant to the SEPA (at an assumed price per share of $1.49, which is the last reported sales price of our Ordinary Shares on Nasdaq on December 22, 2025).

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares included in this prospectus by the Selling Shareholder. We may receive up to $20.0 million aggregate gross proceeds under the SEPA from sales of the Ordinary Shares that we elect to make to YA pursuant to the SEPA, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of shares we sell under the SEPA and market prices at the times of such sales. In connection with the SEPA, we may request Pre-Paid Advances of the Commitment Amount in an amount up to $5.0 million. Any proceeds that we receive from sales of our Ordinary Shares to YA or Pre-Paid Advances under the SEPA will be used for working capital and general corporate purposes, which includes research and development to advance our technology, general corporate purposes, and pursuing strategic opportunities which include expanding our pipeline and investments in other companies that may not necessarily be aligned with our current business strategy. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 4 of this prospectus, and “Item 3. — Key Information — D. Risk Factors” in our 2024 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares, for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares.

Listing	Our Ordinary Shares are listed on Nasdaq under the symbol “SPRC”.

The number of the Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 3,288,998 Ordinary Shares outstanding as of December 23, 2025. This number excludes:

●	324 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $3,491.88 per share;

●	12,619 Ordinary Shares issuable upon the vesting of restricted share units outstanding under our 2023 Share Option Plan;

●	984,810 Ordinary Shares reserved for issuance and available for future grant under our 2023 Share Option Plan;

●	16,138 Ordinary Shares issuable upon the exercise of outstanding warrants, with exercise prices ranging from $1,435.98 to $5,787.60 per Ordinary Share; and

●	628 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants, with an exercise price of $0.546 per Ordinary Share.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information – D. Risk Factors” in our 2024 Annual Report, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to an Investment in Our Securities and this Offering

It is not possible to predict the actual number of shares we will sell under the SEPA to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On January 21, 2024, we entered into the SEPA with YA, pursuant to which YA has committed to purchase up to $20.0 million of our Ordinary Shares, subject to certain limitations and conditions set forth in the SEPA. Of the Commitment Amount, to date we sold 276,098 Ordinary Shares (including the Commitment Shares). The Ordinary Shares that may be issued under the SEPA may be sold by us to YA at our discretion from time to time over an approximately 36-month period commencing on the date of the SEPA.

We generally have the right to control the timing and amount of any sales of our Ordinary Shares to YA under the SEPA. Sales of our Ordinary Shares, if any, to YA under the SEPA will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the Ordinary Shares that may be available for us to sell to YA pursuant to the SEPA.

Because the purchase price per share to be paid by YA for the Ordinary Shares that we may elect to sell to YA under the SEPA, if any, will fluctuate based on the market prices of Ordinary Shares during the applicable purchase valuation period for each purchase made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the total number of Ordinary Shares that we will sell to YA under the SEPA, the purchase price per share that YA will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by YA under the SEPA.

Moreover, although the SEPA provides that we may sell up to an aggregate of $20.0 million of our Ordinary Shares to YA, other than the Commitment Shares only an aggregate of 981,181 Ordinary Shares are being registered under this Registration Statement that we may elect to sell to YA, in our sole discretion, from time to time from and after the date of, and pursuant to, the SEPA. Even if we elect to sell to YA all of the Ordinary Shares being registered for resale under this prospectus, depending on the market prices of our Ordinary Shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $20.0 million total commitment under the SEPA, which could materially adversely affect our liquidity.

As of the date of this prospectus, 276,098 Ordinary Shares have been sold pursuant to the Original SEPA Form F-1 and the Registration Statement, of which this prospectus forms a part, on Form F-1 relates to the offer and sale of up to an additional 1,000,000 Ordinary Shares by the Selling Shareholder in connection with the SEPA. If we desire to issue and sell to YA under the SEPA more than the 1,000,000 Ordinary Shares offered for resale under this prospectus, we will need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional Ordinary Shares and the SEC would have to declare such registration statement or statements effective before we could sell additional shares.

Any issuance and sale by us under the SEPA of a substantial number of Ordinary Shares in addition to the Ordinary Shares being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for sale by YA is dependent upon the number of Ordinary Shares, if any, we ultimately sell to YA under the SEPA.

Further, the resale by YA of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the SEPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to YA. If and when we do elect to sell Ordinary Shares to YA pursuant to the SEPA, YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of our Ordinary Shares, our ability to meet the conditions necessary to deliver advance notices under the SEPA and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the SEPA, if any, we expect to continue to seek other sources of funding. Even if we were to sell to YA the total commitment of $20.0 million, of which to date we have sold 276,098 Ordinary Shares (including the Commitment Shares), under the SEPA we will still need additional capital to fully implement our business plan.

Future sales and issuances of our Ordinary Shares or other securities might result in significant dilution and could cause the price of our Ordinary Shares to decline.

To raise capital, we may sell Ordinary Shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the SEPA, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our stockholders.

Sales of a substantial number of Ordinary Shares in the public market or the perception that these sales might occur could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares. In addition, the sale of substantial numbers of our Ordinary Shares could adversely impact their price.

Management will have broad discretion as to the use of the proceeds from the SEPA or any potential Pre-Paid Advance and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds or potential Pre-Paid Advance from the SEPA to be used for any particular purpose, our management will have broad discretion as to the application of such proceeds. Our management may use the proceeds for working capital and general corporate purposes that may not improve our financial condition or advance our business objectives.

Risks Related to the Ownership of our Ordinary Shares

If we fail to meet all applicable Nasdaq Capital Market requirements, Nasdaq could delist our Ordinary Shares, which could adversely affect the market liquidity of our Ordinary Shares and the market price of our Ordinary Shares could decrease.

Nasdaq monitors our ongoing compliance with its minimum listing requirements and if we fail to meet those requirements and cannot cure such failure in the prescribed period of time, our Ordinary Shares could be subject to delisting from the Nasdaq market. In the event that our Ordinary Shares are delisted from Nasdaq and are not eligible for quotation or listing on another market or exchange, trading of our Ordinary Shares could be conducted only in the over-the-counter market such as the OTC Pink or the OTCQB. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

On July 16, 2024, we received a written notice from Nasdaq indicating that we are not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. Under Nasdaq Listing Rule 5810(c)(3)(A), we were initially granted a period of 180 calendar days to regain compliance with the minimum bid price requirement, or until January 12, 2025. On January 14, 2025, we received an additional written notice from Nasdaq indicating that we had been granted, per our request, an additional 180-day compliance period, or until July 14, 2025, to regain compliance with the minimum bid price requirement.

Effective as of market open on July 3, 2025, we effected a one-for-twenty-one (1-for-21) Reverse Split of our issued and outstanding Ordinary Shares. In addition, on June 26, 2025, our shareholders approved a framework for a reverse split of the issued and outstanding Ordinary Shares in the range of a ratio of between 1:2 and 1:250, to be effected at the discretion of, at such ratio within the approved range and by such number of increments, and on such dates, as may be determined by our board of directors within 18 months following the date of approval.

On July 18, 2025, we received a written notice from Nasdaq indicating that Nasdaq has determined that for 10 consecutive business days, from July 3 through July 17, 2025, the closing bid price of our Ordinary Shares had been at least $1.00 per share or greater, and accordingly, we regained compliance with Listing Rule 5550(a)(2). Although we have since cured this deficiency and have regained compliance with Nasdaq Listing Rule 5550(a)(2), there is a risk that we could be subject to additional notices of delisting for failure to comply with Nasdaq Listing Rule 5550(a)(2) or other Nasdaq Listing Rules.

On January 17, 2025, the SEC approved an amendment to Nasdaq Listing Rule 5810(c)(3)(A)(iv), according to which, if a company fails to meet the minimum bid price requirement and the company has effected a reverse share split over the prior one-year period, the company would not be eligible for any compliance period and the Listing Qualifications Department will issue a Delisting Determination under Nasdaq Listing Rule 5810 with respect to that company’s securities. This change will apply to a company even if the company was in compliance with the bid price requirement at the time of its prior reverse share split. In addition, if a company’s security fails to meet the bid price requirement and the company has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for any compliance periods and Nasdaq must issue a Delisting Determination with respect to that security.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2024 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our product candidates, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our ability to raise capital through the issuance of additional securities and ability to continue as a going concern;

●	our ability to advance the development our pharmaceutical product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our assessment of the potential of our pharmaceutical product candidates to treat certain indications;

●	our ability to successfully receive approvals from the U.S. Food and Drug Administration, or FDA, or other regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	our ability to integrate our new eCommerce operations business, which focuses on the sale of hemp-based products on the Amazon.com marketplace through our subsidiary, Neurothera Labs Inc., or NeuroThera, in which we hold a controlling interest, and which holds our controlling interest in SciSparc Nutraceuticals Inc.;

●	our ability to list NeuroThera on a national U.S. stock exchange and realize the anticipated benefits of the acquisition;

●	NeuroThera’s ability to comply with its disclosure obligations and TSX Venture Exchange, or TSXV, annual and interim filing deadlines;

●	our rights as a shareholder of NeuroThera are governed by Canadian law (including applicable provincial corporate and securities laws) and TSXV policies, which may differ in material respects from the rights and responsibilities of shareholders of U.S. or Israeli companies;

●	our ability to comply with continued listing requirements and standards of Nasdaq;

●	the overall global economic environment;

●	general market, political and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation; and

●	those factors discussed in the section “Risk Factors” beginning on page 4 of this prospectus.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in “Item 3. — Key Information — D. Risk Factors” in our 2024 Annual Report and in this prospectus in greater detail under the heading “Risk Factors” on page 4 of the prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to our Ordinary Shares that may be offered and sold from time to time by YA, the Selling Shareholder. All of the Ordinary Shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to $20.0 million aggregate gross proceeds under the SEPA from any sales we make to YA pursuant to the SEPA. To date, we sold 276,098 Ordinary Shares (including the Commitment Shares), pursuant to the SEPA for which we have received $6,298,840 in gross proceeds.

We are unable to estimate the total amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions to purchases set forth in SEPA, market conditions and the price of our Ordinary Shares, among other factors.

We expect to use any proceeds that we receive under the SEPA for working capital, which includes research and development to advance our technology, general corporate purposes, and pursuing strategic opportunities which include expanding our pipeline and investments in other companies that may not necessarily be aligned with our current business strategy. However, we cannot provide any assurance that we will be able to carry out any potential investments we may identify. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the exercise of certain of the Company’s existing warrants to purchase in the aggregate 361,548 Ordinary Shares, issued on February 25, 2025, at an exercise price of $3.10 per Ordinary Share; (ii) the conversion in August 2025 of the principal amount of $4.2 million and accrued interest of debentures dated February 25, 2025 into an aggregate of 1,071,843 Ordinary Shares; (iii) the sale of shares in MitoCareX Bio Ltd. for a total consideration of $700,000 in cash and $2,027,000 in shares of common stock of N2OFF, Inc.; (iv) the transfer of the Company’s pharmaceutical portfolio and equity stake in SciSparc Nutraceuticals Inc. in exchange for a controlling interest in NeuroThera as of December 23, 2025; and (v) the issuance of 1,292,557 Ordinary Shares sold by us for $1.75 per share in a registered direct offering in November 2025; and

●

on a pro forma as adjusted basis to give effect to the additional issuance of 981,181 Ordinary Shares under the SEPA, at an assumed public offering price of $1.49 per Ordinary Share, which is the last reported sales price on Nasdaq of our Ordinary Shares on December 22, 2025, and after deducting estimated offering expenses, as if the sale of the Ordinary Shares had occurred on June 30, 2025.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

You should read this table in conjunction with our Unaudited Interim Financial Statements as of June 30, 2025 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2025” attached as Exhibits 99.1 and 99.2, respectively, to our Report of Foreign Private Issuer on Form 6-K, or a Form 6-K, filed on November 18, 2025 and incorporated by reference herein.

		As of June 30, 2025 (U.S. dollars in thousands)
			Pro Forma
	Actual	Pro Forma	As Adjusted
Cash and cash equivalents	$1,545	$5,885	$7,347
Total assets	$5,139	$10,866	$12,328
Total liabilities	$5,220	$1,566	$1,566
Shareholders’ equity:
Share capital and premium	$71,012	$76,438	$77,900
Ordinary Shares, no par value: 534,605 Ordinary Shares issued and outstanding (actual); 3,288,998 Ordinary Shares issued and outstanding (pro forma); and 4,270,179 Ordinary Shares issued and outstanding (pro forma as adjusted)	-	-	-
Reserve for share-based payment transactions	$6,012	$6,012	$6,012
Warrants	$5,190	$5,190	$5,190
Foreign currency translation reserve	$497	$497	$497
Transactions with non-controlling interests	$810	$810	$810
Accumulated deficit	$(84,303)	$(80,423)	$(80,423)
Non-controlling interests	$701	$776	$776
Total equity	$(81)	$9,300	$10,762

The table above is based on 534,605 Ordinary Shares outstanding as of June 30, 2025. This number excludes:

●	324 Ordinary Shares issuable upon the vesting of restricted share units outstanding under our 2023 Share Option Plan;

●	12,619 Ordinary Shares issuable upon the vesting of restricted share units outstanding under our 2023 Share Option Plan;

●	984,810 Ordinary Shares reserved for issuance and available for future grant under our 2023 Share Option Plan;

●	16,138 Ordinary Shares issuable upon the exercise of outstanding warrants, with exercise prices ranging from $1,435.98 to $5,787.60 per Ordinary Share;

●	628 Ordinary Shares issuable upon the exercise of outstanding pre-funded warrants, with an exercise price of $0.546 per Ordinary Share; and

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the Ordinary Shares that have been or may be issued by us to YA under the SEPA. For additional information regarding the issuance of Ordinary Shares covered by this prospectus, see the section titled “Prospectus Summary —Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the SEPA, YA does not, and has not had, any material relationship with us.

The table below presents information regarding the Selling Shareholder and the Ordinary Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Ordinary Shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes Ordinary Shares with respect to which the Selling Shareholder has voting and investment power. The percentage of Ordinary Shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 3,288,998 of our Ordinary Shares outstanding on December 23, 2025. The number of shares that may actually be sold by us under the SEPA may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

	Number of Shares of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
Name of Selling Shareholder	Number(1)	Percent	Number	Number(2)	Percent
YA II PN, LTD.(3) (4)	0	0%	981,181	0	0%

(1)	We have excluded from the number of shares beneficially owned prior to the offering all of the shares that YA may be required to purchase under the SEPA, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the SEPA, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus. Depending on the price per share at which we sell our Ordinary Shares to YA pursuant to the SEPA, we may need to sell to YA under the SEPA more shares of our Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20.0 million total commitment under the SEPA. If we choose to do so and otherwise satisfy the conditions in the SEPA, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we sell to YA under the SEPA.

(3)	YA is a fund managed by Yorkville Advisors Global, LP, or Yorkville LP. Yorkville Advisors Global II, LLC, or Yorkville LLC, is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

(4)	Pursuant to the SEPA, YA is not permitted to purchase nor acquire Ordinary Shares of the Company under the SEPA that would result in it beneficially owning in excess of 9.99% of the outstanding voting power or number of Ordinary Shares outstanding.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of the amended and restated articles of association (the “Articles”) are summaries and do not purport to be complete.

Registration number and purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-358165-2. Our purpose as set forth in our Articles is to engage in any lawful activity.

Type and class of securities

Our authorized share capital consists of 2,000,000,000 Ordinary shares. All of our outstanding Ordinary Shares have been validly issued, are fully paid and non-assessable.

Preemptive rights

Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Transfer of shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our Articles or the laws of the State of Israel, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

Liability to further capital calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder has to pay the amount of every call so made upon him or her.

Election of directors

Under our Articles, our board of directors must consist of at least three (3) and not more than eight (8) directors, including, if applicable, two external directors appointed as required under the Companies Law 5759-1999 (the “Companies Law”). Other than our external directors (if any), our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors is for a term of office that expires on the third annual general meeting following such election or re-election, such that from 2020 and after, at each annual general meeting the term of office only one class of directors will expire. Each director, holds office until the annual general meeting of our shareholders for the year in which his or her term expires and until his or her successor is duly appointed, unless the tenure of such director expires earlier pursuant to the Companies Law upon the occurrence of certain events or unless removed from office by a vote of the holders of at least 65% of the total voting power of our shareholders at a general meeting of our shareholders in accordance with our amended and restated Articles.

Further, our shareholders approved an approval mechanism similar to a mechanism that exists in the Delaware Generate Corporate Law, which requires an affirmative vote of the board of directors (by 75% of the members) in addition to the approval of our shareholders in order to amend such provisions.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of serving Directors is lower than their minimal one, the Board shall not be permitted to act, other than for the purpose of convening a general meeting of the Company’s shareholders for the purpose of appointing additional Directors. For further information on the election and removal of directors see “Item 6. Directors, Senior Management and Employees—C. Board Practices” of the Company’s Annual Report.

Contested election

Under our Articles, in the event of a contested election, our board of directors in its discretion, will set the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting. In the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the Company’s articles of association provide otherwise. Our Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited consolidated financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel.

PLAN OF DISTRIBUTION

On January 21, 2024, we entered into the SEPA with YA. The SEPA provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $20.0 million of our Ordinary Shares over an approximately 36-month commitment period. Of the Commitment Amount, to date we sold 276,098 Ordinary Shares (including the Commitment Shares). From time to time, and at our sole discretion, we may present YA with advance notices to purchase our Ordinary Shares. The shares would be purchased pursuant to the SEPA at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to YA.

The Ordinary Shares offered by this prospectus are being offered by the Selling Shareholder, YA. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the SEPA to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account; or

●	a combination of any such methods of sale.

YA has agreed that, during the term of the SEPA, it shall not engage in any short sales or hedging transactions with respect to our Ordinary Shares, provided that upon receipt of an advance notice, YA may sell shares that it is obligated to purchase under such advance notice prior to taking possession of such shares.

YA and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Ordinary Shares by YA or any unaffiliated broker-dealer. Under these rules and regulations, YA and any unaffiliated broker-dealer:

●	may not engage in any stabilization activity in connection with our securities;

●	must furnish each broker which offers shares of our common stock covered by the prospectus and accompanying prospectus that are a part of our Registration Statement with the number of copies of such prospectus and accompanying prospectus which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the Ordinary Shares by YA and any unaffiliated broker-dealer.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Ordinary Shares covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering will be approximately $29,500.

EXPENSES

Set forth below is an itemization of the total expenses expected to be incurred by us in connection with the offer and sale of the securities. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$1,301.83
Printer fees and expenses	$3,000
Legal fees and expenses	$15,000
Accounting and professional fees and expenses	$7,500
Miscellaneous	$2,500
Total	$29,301.83

LEGAL MATTERS

Certain legal matters concerning the SEPA will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the validity of the Ordinary Shares offered by this prospectus will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of SciSparc Ltd. appearing in SciSparc Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2024, have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statements of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.scisparc.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	Our Annual Report on Form 20-F for the year ended December 31, 2024 (File No. 001-38041), filed with the SEC on April 24, 2025;

●	our Reports of Foreign Private Issuer on Form 6-K filed on April 25, 2025, May 13, 2025, May 21, 2025, May 27, 2025 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), June 9, 2025, June 24, 2025, June 25, 2025, June 26, 2025, July 22, 2025, July 22, 2025, July 31, 2025, August 8, 2025, August 25, 2025; August 26, 2025; August 28, 2025; August 29, 2025; September 8, 2025; September 16, 2025; September 25, 2025; September 26, 2025; September 30, 2025; October 6, 2025; October 15, 2025; October 20, 2025; October 24, 2025; October 27, 2025; November 18, 2025; November 20, 2025 ; November 26, 2025; November 28, 2025; and December 2, 2025; and

●	the description of our Ordinary Shares contained in our Form 8-A filed on March 21, 2017 (File No. 001-38041), including as amended by Exhibit 2.1 to our Annual Report on Form 20-F filed on April 24, 2025 and any further amendments or reports filed for the purpose of updating such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: SciSparc Ltd., 20 Raul Wallenberg Street, Tower A, Tel Aviv 6971916, Israel, Tel: +972-(3) 610-3100.

Up to 981,181 Ordinary Shares

SciSparc Ltd.

PROSPECTUS

           , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the Company, in whole or in part, for damages caused to the Company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the Company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the Company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the Company’s articles of association:

●	a breach of the duty of loyalty to the Company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

●	a breach of the duty of care to the Company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the Company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the Company’s profitability, assets or obligations.

Our Articles of Association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles of Association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since December 22, 2022 (the “Period”), which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act. The conversions described below were exempt from registration under Securities Act in reliance on Section 3(a)(9) of the Securities Act.

On March 22, 2023, the Company issued 13,858 Ordinary Shares in respect of the stock purchase agreement entered into by and among the Company, Jeffs’ Brands Ltd. and Jeffs’ Brands Holdings Inc.

On October 12, 2023, the Company sold units to an institutional investor at a purchase price of $78.12 per unit, consisting of 91,910 pre-funded Ordinary Share purchase warrants to purchase up to 91,910 Ordinary Shares, and an additional accompanying pre-funded warrant to purchase up to 91,910 Ordinary Shares.

The pre-funded warrants were exercisable immediately upon issuance and have an exercise price of $0.021 per share. Following the transaction and as of January 17, 2025, the Company has issued 183,820 Ordinary Shares in respect of the exercise of 183,820 pre-funded warrants.

On January 21, 2024, we entered into a Standby Equity Purchase Agreement, or the SEPA, with YA II PN, LTD., or YA, as amended on February 26, 2024. Pursuant to the SEPA, we will be able to sell up to $20.0 million of our Ordinary Shares, at our sole option, any time during the three-year period following the execution date of the SEPA. Of the Commitment Amount, to date we have sold 276,098 Ordinary Shares (including the Commitment Shares). Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to YA.

During the Period, the Company issued 59,603 Ordinary Shares to certain consultants in return for consulting services.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit No.	Exhibit Description	Form	File No.	Exhibit No.	Filing Date
3.1	Amended and Restated Articles of Association of SciSparc Ltd.	6-K	001-38041	99.1	June 26, 2025
4.1	Form of Warrant, pursuant to Securities Purchase Agreement, dated March 19, 2020	6-K	001-38041	99.4	March 23, 2020
4.2	Form of Series A Warrant	6-K	001-38041	99.5	March 2, 2021
4.3	Form of Series B Warrant	6-K	001-38041	99.6	March 2, 2021
4.4	Form of Ordinary Share Purchase Warrant, pursuant to Securities Purchase Agreement, dated May 27, 2022	6-K	001-38041	99.5	May 27, 2022
4.5	Form of Pre-Funded Warrant	6-K	001-38041	4.1	August 14, 2023
4.6	Form of Promissory Note between SciSparc Ltd. and YA II PN Ltd, which includes the Repayment Schedule (Exhibit 1)	6-K	001-38041	4.1	January 25, 2024
5.1*	Opinion of Meitar Law Offices.
10.1	Form of Indemnification Agreement	20-F	001-38041	4.12	May 1, 2017
10.2	Form of Exculpation Agreement	20-F	001-38041	4.5	March 30, 2021
10.3	Compensation Policy for Executive Officers and Directors	6-K	001-38041	99.2	June 26, 2025
10.4^^	License Agreement dated July 29, 2018, by and between the Company and Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.	20-F	001-38041	4.2	May 15, 2019
10.5	Israeli Share Option Plan (2015)	F-1	333-214458	10.5	November 4, 2016
10.6	SciSparc Share Incentive Plan (2023)	F-1	333-277394	10.7	February 27, 2024
10.7	First Amendment to License Agreement dated as of August 19, 2015, by and between the Company and Dekel Pharmaceuticals Ltd.	20-F	001-38041	4.8	June 15, 2020
10.8	Third Amendment to License Agreement dated as of July 14, 2019, by and between the Company and Dekel Pharmaceuticals Ltd.	20-F	001-38041	4.9	June 15, 2020

10.9	Share Transfer Agreement, by and among Capital Point Ltd., Therapix Biosciences, Ltd. and Evero Health Ltd., dated May 15, 2020	6-K	001-38041	99.1	May 19, 2020
10.10	Asset Purchase Agreement, by and between Therapix Biosciences, Ltd. and Evero Health Ltd., dated May 15, 2020	6-K	001-38041	99.2	May 19, 2020
10.11	Stock Purchase Agreement, dated February 23, 2023, by and between SciSparc Ltd., NewCo Inc. and Jeffs’ Brands Ltd.	6-K	001-38041	99.2	February 27, 2023
10.12	Addendum No. 1 to Stock Purchase Agreement, dated March 22, 2023, by and between Jeffs’ Brands Ltd, Jeffs’ Brands Holdings Inc. and SciSparc Ltd.	6-K	001-38041	10.2	April 4, 2023
10.13	Consulting Agreement, dated March 22, 2023, by and between Jeffs’ Brands Ltd and SciSparc Nutraceuticals Inc.	6-K	001-38041	10.3	April 4, 2023
10.14	Standby Equity Purchase Agreement dated January 21, 2024 between YA II PN Ltd. and the Company	6-K	001-38041	10.1	January 25, 2024
10.15	First Amendment to the Standby Equity Purchase Agreement, dated as of February 26, 2024, between SciSparc Ltd. and YA II PN, Ltd	F-1	333-277394	10.22	February 27, 2024
10.16	Exclusive Patent License Agreement, dated August 13, 2024, between SciSparc Ltd. and Polyrizon Ltd.	6-K	001-38041	10.1	August 19, 2024
10.17	Binding Term Sheet for the Sale of Patent Portfolio and Trademarks by and between SciSparc Ltd. and Xylo Technologies Ltd.	6-K	001-38041	10.1	November 26, 2025
10.18	Asset and Share Purchase Agreement, dated as of October 9, 2025, by and between SciSparc Ltd. and Miza III Ventures Inc.	6-K	001-38041	10.1	October 15, 2025
10.19	Framework Agreement, dated as of October 6, 2025, by and among SciSparc Ltd., SciSparc Merger Sub Ltd., and AutoMax Ltd.	6-K	001-38041	99.1	October 6, 2025
21.1&	List of Subsidiaries
23.1&	Consent of Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered accounting firm for the Registrant.
24.1*	Power of Attorney
107*	Calculation of Registration Fee Table

*	Previously filed.

&	Filed herewith.

^	Confidential treatment was granted with respect to certain portions of this exhibit pursuant to 17.C.F.R. §240.24b-2. Omitted portions were filed separately with the SEC.

^^	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) is the type that SciSparc Ltd. treats as private or confidential.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, State of Israel, on December 23, 2025.

SCISPARC LTD.

By:	/s/ Oz Adler
Oz Adler
Chief Executive Officer

Signature	Title	Date

/s/ Oz Adler	Chief Executive Officer and Chief Financial Officer	December 23, 2025
Oz Adler	(Principal Executive Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	December 23, 2025
Itschak Shrem

*	Director	December 23, 2025
Amnon Ben Shay

*	Director	December 23, 2025
Alon Dayan

*	Director	December 23, 2025
Moshe Revach

*	Director	December 23, 2025
Liat Sidi

*	Director	December 23, 2025
Lior Vider

*	Director	December 23, 2025
Amitay Weiss

*By:	/s/ Oz Adler
Oz Adler
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of SciSparc Ltd., has signed this registration statement on December 23, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director